UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2010
EATON CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 10, 2010, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) approved the termination of the Deferred Incentive Compensation Plan (the “DIC Plan”) and the Incentive Compensation Deferral Plan (the “ICD Plan”) (collectively the “Plans”) with respect to all participant accounts, including those for our current named executive officers and other current and retired employees, except for certain accounts under the DIC Plan described below. The DIC Plan provided for the deferral of annual incentive compensation awards at the election of eligible executives who earned such awards before December 31, 2004. The ICD Plan provided for the deferral of awards at the election of eligible executives earned under the registrant’s long-term incentive compensation plans before December 31, 2004. All amounts deferred under the Plans have always been fully vested.
Amounts credited to the terminated accounts under the Plans (the “Accounts”) will be distributed to the participants in a single sum consisting of cash and/or the registrant’s common shares, depending upon the type of notional investments applicable to the Accounts. It is expected that such distributions will be made within a month, at which time Form 4 reports will be filed with respect to the share distributions and share withholdings for taxes. The distributions are taxable to the participants upon receipt. Accounts for certain retired and long-term current employees who elected to make deferrals under a separate account in the DIC Plan for the years 1986 through 1989 and which carry fixed rates of interest based on market rates and individual mortality assumptions in effect at the time of the deferrals, are not subject to the termination and remain in the DIC Plan.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: February 16, 2010	/s/ R. H. Fearon
R. H. Fearon
Vice Chairman and Chief Financial and Planning Officer